1. Name and Address of Reporting Person
   LIPKIN, GERALD H.
   1455 VALLEY ROAD
   WAYNE, NJ 07470-
2. Issuer Name and Ticker or Trading Symbol
   VALLEY NATIONAL BANCORP (VLY)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   10/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   CHAIRMAN PRESIDENT AND CEO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       10/18/2002 G             -100        D      $0.0000    218950           D
Common Stock                                                                              62244            I           WIFE
Common Stock                                                                              4818             I           IRA/WIFE
Common Stock                                                                              0                I           11/15/90
                                                                                                                       RESTRICTED
                                                                                                                       STK. AWARD
Common Stock                                                                              0                I           3/17/92 REST.
                                                                                                                       STK. AWARD
Common Stock                                                                              0                I           03/16/93
                                                                                                                       REST. STK.
                                                                                                                       AWARD
Common Stock                                                                              0                I           03/16/93
                                                                                                                       QUALIFIED
                                                                                                                       STK. OPTION
Common Stock                                                                              0                I           02/15/94
                                                                                                                       QUALIFIED
                                                                                                                       STK. OPTION
Common Stock                                                                              0                I           2/15/94 REST.
                                                                                                                       STK. AWARD
Common Stock                                                                              0                I           02/28/95
                                                                                                                       NON-QUAL.
                                                                                                                       STK. OPTION
Common Stock                                                                              0                I           02/28/95
                                                                                                                       REST. STK.
                                                                                                                       AWARD
Common Stock                                                                              0                I           01/05/99
                                                                                                                       NON-QUAL.
                                                                                                                       STK. OPTION
Common Stock / IRA                                                                        5130             D
401K                                                                                      629              D
Common Stock  (with Spouse)                                                               99               D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Option   $12                                                  02/20/2006 Common                      6250     D
                                                                               Stock
Stock Option   $15.2                                                02/18/2007 Common                      11460    D
                                                                               Stock
Stock Option   $17.6                                                02/12/2010 Common                      20673    D
                                                                               Stock
Stock Option   $20                                                  01/05/2009 Common                      4345     D
                                                                               Stock
Stock Option   $20.8                                                02/09/2008 Common                      27130    D
                                                                               Stock
Stock Option   $26.7                                                02/15/2012 Common                      1076     D
                                                                               Stock
Stock Option   $20                                                  01/05/2009 Common                      17360    I       01/05/99
                                                                               Stock                                        NON-QUAL
                                                                                                                            . STK.
                                                                                                                            OPTION
Stock          $20.8                                                02/09/2008 Common                      9045     D
Appreciation                                                                   Stock
Right
STOCK          $22.27                                               02/08/2011                             21000    D
OPTION/NQ                                                                      COMMON
                                                                               STK.
STOCK          $26.7                                                02/15/2012 Common                      18924    D
OPTION/NQ                                                                      Stock

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ GERALD H. LIPKIN

DATE
10/21/2002